UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2010

Sara Lee Corporation

(Exact name of registrant as specified in charter)

Maryland	1-3344	36-2089049
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3500 Lacey Road, Downers Grove, Illinois 60515

(Address of principal executive offices)

Registrant’s telephone number, including area code: (630) 598-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

Sara Lee Corporation (the “corporation”) is filing this Current Report to disclose several changes in its reported financial results for fiscal 2009 and 2008. The unaudited financial schedules attached as Exhibit 99 and incorporated herein by reference show: (i) the corporation’s revised financial results for fiscal 2009 on a quarterly and full year basis and fiscal 2008 on a full year basis to (a) reflect the results of the businesses comprising the former International Household and Body Care segment as discontinued operations, (b) reflect certain software amortization as a normal operating expense item, rather than as a significant item, and (c) reflect certain human resource and information technology expenses in operating segment results, rather than general corporate expenses; and (ii) Adjusted EPS, for the first quarter of fiscal 2010 and the four quarters of fiscal 2009, as well as the full years of fiscal 2009 and 2008, which is equal to reported diluted earnings per share adjusted to exclude the impact of significant items and the contingent sale proceeds, as applicable, for each of the periods presented. Each of these items is described in more detail below.

Discontinued Operations

In September 2009, the corporation announced that it had received a binding offer to acquire its global body care and European detergents businesses for 1.275 billion euros. In December 2009, the corporation also announced that it received a binding offer to acquire its air care business for 320 million euros. These proposed transactions are subject to certain customary closing conditions and regulatory approvals and are anticipated to close during calendar 2010. Together these businesses represent approximately 70% of the net sales of the international household and body care businesses. The corporation had previously announced that it was reviewing strategic options for its international household and body care businesses after receiving expressions of interest. The corporation is also actively marketing for sale its remaining household and body care businesses and, as a result, the businesses that formerly comprised the International Household and Body Care segment – air care, body care, shoe care and insecticides - are classified as discontinued operations. We began reporting the results of these businesses as discontinued operations beginning with the first quarter of fiscal 2010.

Changes in Reporting of Certain Expenses

In the corporation’s fiscal 2009 year-end earnings release dated August 12, 2009, the corporation presented revised business segment financial results for fiscal 2009 and 2008 to reflect software amortization related to new computer systems put into use in fiscal 2008 as a normal operating expense item, rather than as a significant item. Additionally, the corporation issued a Form 8-K, dated October 28, 2009, to present further changes made to the financial results for fiscal 2009 and 2008 to reflect certain human resource (HR) and information technology (IT) expenses in operating segment results, rather than general corporate expenses to be consistent with the fiscal 2010 financial statements. The revised financial results included in Exhibit 99 incorporate the changes presented in the August 12, 2009 and October 28, 2009 Form 8-Ks.

Quarterly Adjusted EPS

The corporation has previously reported to investors the amount of its Adjusted EPS, a non-GAAP measure that adjusted its reported diluted earnings per share from continuing operations to exclude the impact of significant items and the impact of the receipt of contingent sale proceeds. The corporation previously has presented Adjusted EPS on an annual basis only, and has not presented adjusted earnings per share on a quarterly basis. This Current Report presents Adjusted EPS on a quarterly basis. The corporation received the contingent sale proceeds in the first quarters of fiscal 2010, 2009 and 2008 and such proceeds are non-taxable in nature. However, on an interim basis, there is a tax impact associated with the contingent sale proceeds as a result of how the interim period tax provision is determined under GAAP. The attached exhibit identifies the impact of the contingent sale proceeds on diluted earnings per share for the first quarter of fiscal 2010, the four quarters and full year of fiscal 2009 and full year of fiscal 2008 and reports Adjusted EPS for each of these periods.

The information disclosed in this Current Report, including Exhibit 99 which is incorporated herein by this reference hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99	Financial Schedules

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 28, 2010

SARA LEE CORPORATION
(Registrant)

By:	/S/ THOMAS S. SHILEN, JR.
Senior Vice President, Finance Corporate Controller (Principal Accounting Officer)